EXHIBIT 10.1

COHU, INC. DEFERRED COMPENSATION PLAN

Article I
Establishment of Plan

1.1 Purpose. The Cohu, Inc. Deferred Compensation Plan, hereinafter referred to as the “Plan,” is to provide deferred compensation benefits to selected executives of Cohu, Inc. The benefits provided under the Plan are intended to be in addition to other employee benefits programs offered by the Corporation, including but not limited to tax-qualified employee benefit plans.

1.2 Effective Date and Term. Cohu, Inc. originally established the Plan on February 23, 1994, amended and restated the Plan on August 1, 2001, and hereby amends and restates the Plan effective as of December 23, 2008, in order to comply with Section 409A of the Code.

1.3 Applicability of ERISA and the Code. This Plan is intended to be a “top-hat” plan. This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA. This Plan is intended to comply with Section 409A of the Code.

Article II
Definitions

As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

2.1 Annual Deferral. The amount of Base Salary and/or Bonuses which the Participant elects to defer in each Deferral Period pursuant to Article 4.1 of the Plan Document.

2.2 Base Salary. A Participant’s basic annual salary for the applicable Plan Year.

2.3 Beneficiary. An individual or entity designated by a Participant in accordance with Section 12.6.

2.4 Board or Board of Directors. The Board of Directors of the Corporation.

2.5 Bonus. Compensation paid, in the discretion of the Corporation, to a Participant as a bonus.

2.6 Code. The Internal Revenue Code of 1986, as amended.

2.7 Committee. A Committee of one or more individuals appointed by the Board of Directors to administer the Plan.

2.8 Corporation. Cohu, Inc., a Delaware Corporation.

2.9 Deferral Account. The account established for a Participant pursuant to Section 5.1 of the Plan Document.

2.10 Deferral Election. The election made by the Participant pursuant to Section 4.1 of the Plan Document.

2.11 Deferral Period. The Plan Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Plan Year, the remaining portion of the Plan Year.

2.12 Disability. “Disability” shall mean a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, if any, covering employees of the Participant’s employer.

2.13 Effective Date. The Plan was originally effective as of February 23, 1994, and is hereby amended and restated effective as of December 23, 2008.

2.14 Eligible Employee. An employee of the Corporation who is designated by the Committee.

2.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.16 IRS. The Internal Revenue Service.

2.17 Normal Retirement Age. The earlier of age sixty-five (65) years or the date upon which the Participant ceases full time employment with the Corporation after he has attained age sixty-five (65) years.

2.18 Normal Retirement Date. The first day of the first month coincident with or next following the date on which a Participant reaches age sixty-five (65), or if a participant continues to be employed by the Corporation after attaining age sixty-five (65), the first day of the first month coincident with or next following the date on which a Participant ceases full time employment with the Corporation.

2.19 Participant. Any individual who becomes eligible to participate in the Plan pursuant to Article III of the Plan Document.

2.20 Participant Agreement and Election Form. The written agreement to defer Salary and/or Bonuses made by the Participant. Such written agreement shall be in a format designated by the Corporation.

2.21 Plan. This Cohu, Inc. Deferred Compensation Plan, as may be amended from time to time.

2.22 Plan Administrator. The Corporation unless the Corporation designates another individual or entity to hold the position of the Plan Administrator.

2.23 Plan Year. The “Plan Year” means the twelve (12) month period beginning each January 1 and ending on each December 31st.

2.24 Rabbi Trust. The Rabbi Trust, which the Corporation may, in its discretion, establish for the Cohu, Inc. Deferred Compensation Plan, as amended from time to time.

2.25 Rollover Contributions. Amounts credited to Participant’s accounts as starting balances under the provisions of the Cohu, Inc. Key Executive Long Term Incentive Plan (the predecessor plan to this Plan) as determined in the sole discretion of the Committee.

2.26 Separation from Service. A “Separation from Service” is a termination of a Participant’s employment with the Company that meets the requirements of Treasury Regulation Section 1.409A-1(h).

2.27 Valuation Date. Each business day of the Plan Year.

2.28 Years of Service. Each consecutive twelve (12) month period during which a Participant is continuously employed by the Corporation.

Article III
Eligibility and Participation

3.1 Participation – Eligibility and Initial Period. Participation in the Plan is open only to Eligible Employees of the Corporation. Any employee becoming an Eligible Employee after the Effective Date, e.g., new hires or promoted employees, may become a Participant for the Deferral Period commencing on or after he becomes an Eligible Employee if he submits a properly completed Participant Agreement and Deferral Election within thirty days after becoming eligible for participation.

3.2 Participation – Subsequent Entry into Plan. An Eligible Employee who does not elect to participate at the time of initial eligibility as set forth in Section 3.1 shall remain eligible to become a Participant in subsequent Plan Years as long as he continues his status as an Eligible Employee. In such event, the Eligible Employee may become a Participant by submitting a properly executed Participant Agreement and Deferral Election Form prior to December 31 of the Plan Year prior to the Plan Year for which such election shall be effective.

Article IV
Contributions

4.1 Deferral Election. Before the first day of each Plan Year, a Participant may file with the Committee, a Deferral Election Form indicating the amount of Salary and/or Bonus Deferrals for that Plan Year. A Participant shall not be obligated to make a Deferral Election in each Plan Year. After a Plan Year commences, such Deferral Election shall continue for the entire Plan Year and subsequent Plan Years except that it shall terminate upon the execution and submission of a newly completed Deferral Election Form or termination of employment.

4.2 Maximum Deferral Election. A Participant may elect to defer up to twenty-five percent (25%) of Base Salary and/or up to one hundred percent (100%) of Bonuses earned. A Deferral Election may be automatically reduced if the Committee determines that such action is necessary to meet Federal, FICA or State tax withholding obligations.

4.3 Annual Employer Contributions. The Corporation shall make a contribution equal to an amount that is four percent (4%) of the Participant’s annual Base Salary that exceeds the limit, as indexed, provided under Section 401(a)(17) of the Internal Revenue Code.

4.4 Discretionary Employer Contributions. The Corporation, in its sole discretion, may from time to time, make additional contributions to the Plan on behalf of any Eligible Employee.

4.5 Rollover Contributions. Are equal to those amounts which have been determined for each Participant pursuant to the Cohu, Inc. Key Executive Long Term Incentive Plan (the predecessor plan to this Plan). For all purposes of this Plan, such rollover contributions shall be deemed an Employee Deferral.

Article V
Accounts

5.1 Deferral Accounts. Solely for recordkeeping purposes, the Plan Administrator shall establish a Deferral Account for each Participant. A Participant’s Deferral Account shall be credited with the contributions made by him or on his behalf by the Corporation under Section 4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to the Participant.

5.2 Crediting of Deferral Accounts. Base Salary contributions under Section 4.1 shall be credited to a Participant’s Deferral Account as of the date on which such contributions were withheld from Base Salary. Bonus contributions under Section 4.1 shall be credited to a Participant’s Deferral Account as of the date on which the Bonus would have otherwise been paid in cash. Contributions under Section 4.3, 4.4, and 4.5, if any, shall be credited to the Participant’s Deferral Account on the date declared by the Corporation. Any distribution with respect to a Deferral Account shall be charged as of the date such payment is made by the Corporation or the trustee of the Rabbi Trust which is established for the Plan.

5.3 Earning Credits or Losses. Amounts credited to a Deferral Account shall be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant with respect to his Deferral Account on a form designated by the Corporation, in accordance with investment options and procedures adopted by the Corporation in its sole discretion, from time to time.

5.4 Hypothetical Nature of Accounts. The Plan constitutes a mere promise by the Corporation to make the benefit payments in the future. Any Deferral Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the Corporation’s recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of the Participant, a Beneficiary, or any other individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Corporation, the Board of Directors, the Committee and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant, former Participant, Beneficiary, or any other individual or entity. The Corporation may, in its sole discretion, use a Rabbi Trust as a vehicle in which to place funds with respect to this Plan. The Corporation does not in any way guarantee any Participant’s Deferral Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any employee, officer, director, or stockholder of the Corporation be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

5.5 Statement of Deferral Accounts. The Plan Administrator will make available to each Participant a recordkeeping of the activity in the Deferral Account maintained for such Participant.

Article VI
Vesting

6.1 Vesting. The Corporation’s contributions credited to a Participant’s Deferral Account under Plan Section 4.3 and 4.4 and any deemed investment earnings attributable to these contributions shall be one hundred percent (100%) vested or nonforfeitable when the Participant has two Years of Service with the Corporation. Prior to the time a Participant has two Years of Service with the Corporation, the Corporation’s contributions to his account shall be zero percent (0%) vested. However, all amounts credited to a Participant’s Deferral Account pursuant to Plan Sections 4.2 and 4.5, and any deemed investment earnings attributable to these contributions, shall always be one hundred percent (100%) vested. In addition, a Participant shall be one hundred percent (100%) vested in the Corporation’s contributions, including any deemed investment earnings attributable to these contributions, upon his death or Disability while he is actively employed by the Corporation.

Article VII
Benefits

7.1 Retirement. Unless benefits have already commenced pursuant to another section in this Article VII, a Participant shall be entitled to begin receipt of the vested amount credited to his Deferral Account as of the Valuation Date coinciding with his Normal Retirement Date. Payment of any amount under this Section shall commence within thirty (30) days of the Participant’s Retirement and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.2 Disability. If a Participant suffers a Disability while employed with the Corporation and before he is entitled to benefits under this Article, he shall receive the amount credited to his Deferral Account as of the Valuation Date coinciding with the date on which the Participant is determined to have suffered a Disability. Payment of any amount under this Section shall commence within thirty (30) days of when the Committee determines the existence of the Participant’s disability and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.3 Pre-Retirement Survivor Distribution. If a Participant dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated under Section 12.6, shall receive the vested amount credited to the Participant’s Deferral Account as of the Valuation Date coinciding with the date of the Participant’s death. Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within 30 days of when the Committee receives notification of or otherwise confirms the Participant’s death, and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.4 Post-Retirement Survivor Benefit. If a Participant dies after benefits have commenced, but prior to receiving complete payment of benefits under this Article, the Beneficiary or Beneficiaries designated under Section 12.6, shall continue to receive the vested amount credited to the Participant’s Deferral Account as of the Valuation Date coinciding with the date of the Participant’s death and be in accordance with the current payment method for Retirement Distribution as elected by the Participant on his Participant Agreement and Deferral Election Form. Payment of any amount under this Section shall be made within thirty (30) days of the Participant’s death, or if later, within 30 days of when the Committee receives notification of or otherwise confirms the Participant’s death.

7.5 Termination. If a Participant’s employment terminates with the Corporation, and such termination is a Separation from Service, before he becomes entitled to receive benefits by reason of any of the above Sections, he shall receive the vested amount credited to his Deferral Account as of the Valuation Date coinciding with the date on which the Participant’s employment terminates. Payment of any amount under this Section shall be made within thirty (30) days of when the Participant has incurred a Separation from Service with the Corporation and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form.

7.6 Change in Control. If a Change in Control occurs before a Participant becomes entitled to receive benefits by reason of any of the above Sections or before the Participant has received complete payment of his benefits under this Article, he shall receive payment of the amount credited to his Deferral Account as of the Valuation Date immediately preceding the date on which the Change in Control occurs. Payment of any amount under this Section shall commence within thirty (30) days of when the Change in Control occurs and be in accordance with the payment method elected by the Participant on his Participant Agreement and Deferral Election Form. For the purposes of the Plan, “Change in Control” shall mean the occurrence of any of the following events:

(a) Change of Ownership of the Corporation. A change of ownership of the Corporation occurs on the date that any one person or persons acting as a Group (as that term is defined in Subparagraph (ii)) acquires ownership of the stock of the Corporation, that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of the Corporation.

(i) However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or Group of persons is not considered to cause a Change in Control. In addition, the term Change in Control shall apply if there is an increase in the percentage of stock owned by any one person or persons, acting as a Group, as a result of a transaction in which the Corporation acquires its stock in exchange for property. The rule set forth in the immediately preceding sentence applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and the stock of Corporation remains outstanding after the transaction.

(ii) Persons will not be considered to be acting as a Group solely because they purchase or own stock of the Corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a Group if they are shareholders of the Corporation and it, or its parent, enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with another corporation. If a person owns stock in the Corporation and another corporation is involved in a business transaction, then the shareholder of the Corporation is deemed to be acting as a Group with other shareholders in the Corporation prior to the transaction.

(b) Effective Change in Control. If the Corporation does not qualify under Subparagraph (a), above, then it may still meet the definition of Change in Control, on the date that either:

(i) Any one person, or more than one person, acting as a Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing fifty percent (50%) or more of the total voting power of the stock of the Corporation; or

(ii) A majority of the numbers of the Corporation’s Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of the appointment or election.

(c) Change in Ownership of Corporation’s Assets. A change in the ownership of a substantial portion of the Corporation’s assets occurs on the date that any person, or more than one person acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii) There will be no Change in Control under this Subparagraph (c) when there is a transfer to an entity that is controlled by the shareholders of the Corporation immediately after the transfer. A transfer of assets by the Corporation is not treated as a change in ownership of such assets if the assets are transferred to:

(1) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, fifty percent (50%) or more of the total value or voting power of which is owned directly or indirectly, by the Corporation;

(3) A person, or more than one person, acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Corporation; or

(4) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding Subparagraph (c)(i)(3).

Notwithstanding the above, the definition of Change in Control shall comply with the definition provided by the Internal Revenue Service in its regulations, as amended from time to time with regard to Section 409A.

7.7 Specified Employee. “Specified Employee” shall mean a key employee (as defined by Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and as further defined in Treasury Regulation 1.409A-(1)(i),) of a Corporation the stock of which is publicly traded on an established securities market or otherwise within the meaning of Section 409A(2)(B)(i). Notwithstanding other provisions of this Plan to the contrary, distributions pursuant to Article VII by the Corporation to Specified Employees (if any) may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee). If payments to a Specified Employee are to be made in installments no installment payment to which a Specified Employee is entitled upon a Separation from Service may be paid until the passage of six (6) months from the date of such Separation from Service. A Participant meeting the definition of Specified Employee on December 31 or during a 12 month period ending December 31 will be treated as a Specified Employee for the 12 month period commencing the following April 1.

7.8 Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the amount credited to his Deferral Account in ten (10) or fifteen (15) annual installments for Retirement and in a lump sum, five (5) year, ten (10) year or fifteen (15) year annual installments upon Disability, Pre-Retirement Death, Separation from Service or Change in Control. This election must be made on the initial Participant Agreement and Election Form. Any installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence. Each installment payment shall be determined by multiplying the Deferral Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.

7.9 No Accelerations. Notwithstanding anything in this Plan to the contrary, no change submitted on a Participant Election Form shall be accepted by the Corporation if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Section 409A), and the Corporation shall deny any change made to an election if the Corporation determines that the change violates the requirement under Section 409A. The Corporation may, however, accelerate certain distributions under the Plan to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4).

Article VIII
Establishment of Trust

8.1 Establishment of Trust. The Corporation established a Rabbi Trust for the Plan. If the Corporation so desires, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Rabbi Trust. To the extent that such benefits are not paid from the Rabbi Trust, the benefits shall be paid from the general assets of the Corporation. The Rabbi Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Rabbi Trust are subject to the claims of the Corporation’s creditors in the event of its insolvency. Except as provided under a Rabbi Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

Article IX
Plan Administration

9.1 Plan Administration. The Plan shall be administered by the Committee, and such Committee may designate an agent to perform the recordkeeping duties. The Committee shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan. The determinations and interpretations of the Committee shall be consistently and uniformly applied to all Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and shall be final and binding on all parties. The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation which is a right greater than the right of a general unsecured creditor of the Corporation.

Article X
Nonalienation of Benefits

10.1 Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered, attached or garnished. Any attempt by a Participant, his Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Corporation may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board of Directors, Committee and Corporation shall not be required to comply with the terms of such order in connection with this Plan. The withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article.

Article XI
Amendment and Termination

11.1 Plan Termination. The Corporation reserves the right to terminate the Plan in accordance with one of the following; subject to the restrictions imposed by Section 409A of the Code and associated Treasury Regulations:

(a) Corporation Dissolution or Bankruptcy. Distributions will be made if the Plan is terminated within twelve (12) months of a Corporation dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(i) The calendar year in which the Plan termination occurs;

(ii) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the payment is administratively practicable.

(b) Change in Control. Distributions will be made if the Corporation terminates the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control (as defined above). The Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Corporation are terminated so that all Participants in all similar arrangements are required to receive all amounts of Compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c) Discretionary Termination The Corporation may also terminate the Plan and make distributions provided that:

(i) All plans sponsored by the Corporation that would be aggregated with any terminated arrangements under Section 409A of the Code that are terminated;

(ii) No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination;

(iii) All payments are made within twenty-four (24) months of the Plan termination; and

(iv) The Corporation does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the Plan.

The Corporation reserves the right to terminate its obligations to make future Annual Employer Contributions (pursuant to Section 4.3 of the Plan) and/or future Discretionary Employer Contributions (pursuant to Section 4.4 of the Plan). The Corporation also reserves the right to suspend the operation of the Plan, in compliance with Section 409A of the Code, for a fixed or indeterminate period of time.

11.2 Amendment. The Corporation may, at any time, amend or modify this Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A(a)(2),(3), or (4) of the Code: (i) no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Deferral Account balance, in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Deferral Account balance, or otherwise materially and adversely affect the Participant’s rights with respect to such Deferral Account balance. The amendment or modification of this Plan shall have no effect on any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification. A change in the deemed investment funds offered under this Plan shall not constitute an amendment or modification that is materially adverse to the Participant’s rights with respect to the Participant’s Deferral Account balance for purposes of the first sentence of this Section.

Article XII
General Provisions

12.1 Good Faith Payment. Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

12.2 No Right to Employment. This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of the Corporation.

12.3 Binding Effect. The provisions of this Plan shall be binding upon the Corporation and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.

12.4 Participant Change of Address. Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the Corporation’s records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator nor the Corporation or other payer shall not be obliged to search for or ascertain the location of any such Participant. If the Plan Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his last known address, notify such Participant that:

(i) All unmailed and future Plan payments shall be withheld until Participant provides the Plan Administrator with evidence of such Participant’s continued life and proper mailing address; and

(ii) Participant’s right to any Plan payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant shall not have provided the Committee with evidence of his continued life and proper mailing address.

12.5 Notices. Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request. Each Participant shall submit proof of his age when required by the Plan Administrator. The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits. Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at:

Cohu, Inc.

12367 Crosthwaite Circle

Poway, CA 92064-6817

12.6 Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant’s death. A Beneficiary designation may be changed or revoked without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to such deceased Beneficiary shall be paid to any remaining Beneficiary in that class of beneficiaries, unless the Participant has designated that such amounts go to the lineal descendants of the deceased Beneficiary. If none of the designated primary Beneficiaries survive the Participant, and the Participant did not designate that payments would be payable to such Beneficiary’s lineal descendants, amounts otherwise payable to such Beneficiaries shall be paid to any successor Beneficiaries designated by the Participant, or if none, to the Participant’s spouse, or, if the Participant was not married at the time of death, the Participant’s estate. No Participant shall designate more than five (5) simultaneous beneficiaries, and if more than one (1) beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries. Except as provided otherwise in this Section, any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

12.7 Claims. Any claim for benefits must initially be submitted in writing to the Plan Administrator. If such claim is denied (in whole or in part), the claimant shall receive notice from the Plan Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Plan. Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Plan Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial ninety (90) day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. Any such extension shall not exceed ninety (90) days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant to the Plan Administrator within sixty (60) days. After receipt of such appeal, the Plan Administrator shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons. If special circumstances require an extension of time to process the appealed claim, notification of the extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed sixty (60) days. No member of the Board of Directors, or any committee thereof, or any employee or officer of the Corporation, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

12.8 Action by Board of Directors. Any action required to be taken by the Board of Directors of the Corporation pursuant to the Plan provisions may be performed by a committee of the Board, to which the Board of Directors of the Corporation delegates the authority to take actions of that kind.

12.9 Governing Law. To the extent not superseded by the laws of the United States, the laws of the State of California shall be controlling in all matters relating to this Plan.

12.10 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

12.11 Code Section 409A. The Plan is intended to comply with Section 409A of the Code and all applicable Treasury Regulations and IRS guidance issues with respect to Section 409A of the Code and shall be administered and interpreted in all respects as to ensure compliance with Section 409A of the Code. This Plan will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition under Section 409A of the Code and any temporary or final Treasury Regulations and guidance promulgated thereunder prior to any payment of benefits under the Plan to any Participant.

IT WITNESS WHEREOF, Cohu, Inc. has adopted the foregoing instrument effective as of December 23, 2008.

Cohu, Inc.

By: /s/ Jeffrey D. Jones
Title: Vice President Finance & CFO